                                                                     EXHIBIT 4.1

                         FRANKLIN FINANCIAL CORPORATION

                          FNB 2000 STOCK PURCHASE PLAN

1. Purpose. The purpose of the Franklin Financial Corporation FNB 2000 Stock Purchase Plan (the "Plan") is to encourage and enable eligible employees of Franklin Financial Corporation (the "Company") and any of its subsidiaries to acquire proprietary interests in the Company through the ownership of Common Stock of the Company. The Company believes that employees who participate in the Plan will have a closer identification with the Company by virtue of their ability as stockholders to participate in the Company's growth and earnings. It is not the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2.       Definitions. The following words or terms have the following meanings:

         (a) "Board of Directors" shall mean the Board of Directors of the Company or the Executive Committee of such Board.

         (b) "Builder Bucks$" means credits earned by Eligible Employees pursuant to their participation in the Company's FNB 2000 "Building Relationships for the Future" program.

         (c) "Committee" shall mean the Stock Option Committee of the Board of Directors of the Company.

         (d) "Company" shall mean Franklin Financial Corporation, a Tennessee corporation.

         (e) "Eligible Employee" shall mean a person regularly employed by the Company or a Subsidiary (or any predecessor) during the term of the Plan; provided, however, that the Board of Directors may exclude the employees of any specified Subsidiaries from participating in the Plan.

         (f) "Fair Market Value" shall mean the closing sales price of the Stock as quoted on the over-the-counter market or if the Stock is not on such date listed on the over-the-counter market, on the principal market in which such Stock is traded on such date; provided, however, that if the Stock is not actively traded on any market which reports closing sales prices, Fair Market Value shall mean the arithmetic mean of the bid and asked prices for the Stock; provided further that if the Stock is not traded, Fair Market Value shall be determined by the Committee.

         (g) "Plan" shall mean this Franklin Financial Corporation FNB 2000 Stock Purchase Plan.

         (h) "Purchase Date" means the date on which an Eligible Employee makes an election to purchase Common Stock and authorizes the redemption of Builder Buck$ therefor.

         (i) "Shares", "Stock" or "Common Stock" shall mean shares of the no par value Common Stock of the Company.

         (j) "Subsidiary" shall mean any corporation, if the Company owns or controls, directly or indirectly, more than 50 percent of the voting stock of such corporation.


3. Shares Reserved for Plan. The Shares of the Company's Common Stock to be sold to Eligible Employees under the Plan may, at the election of the Company, be either treasury shares or shares originally issued for such purpose. The maximum number of Shares which shall be reserved and made available for sale under the Plan shall be 100,000.

                  In the event of a subdivision, combination or reclassification of the Company's Shares, the maximum number of Shares which may thereafter be issued and sold under the Plan and the number of Shares subject to options to purchase at the time of such subdivision, combination or reclassification will be proportionately increased or decreased, and such other action will be taken as in the opinion of the Board of Directors is appropriate under the circumstances.

4. Administration of the Plan. Except as otherwise provided herein, the Plan shall be administered by the Committee. The Committee shall be vested with full authority to make, administer and interpret such equitable rules and regulations regarding the Plan as it may deem advisable. Except as otherwise provided herein, any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Eligible Employees and any and all persons claiming under or through an Eligible Employee.

                  The Committee may act by a majority vote at a regular or special meeting of the Committee or by decision reduced to writing and signed by a majority of the members of the Committee without holding a formal meeting. Vacancies in the membership of the Committee shall be filled by the Board of Directors.

                  The Committee may request that the management of the Company appoint a "Plan Administrator" to carry out the administrative and ministerial functions necessary to implement the determinations, decisions and actions of the Committee with respect to the Plan.

5. Participation in the Plan. An Eligible Employee may purchase Shares pursuant to the Plan by completing the form provided by the Company for such purpose and filing it with the Plan Administrator, along with payment of the Purchase Price therefor (or such other person as may be designated by the Company on such form) prior to the termination of the Plan and in accordance with instructions provided by the Company.

6. Purchase Price. The purchase price for Shares purchased pursuant to the Plan shall be payable only with Builder Buck$ and will be an amount equal to 85% of the Fair Market Value of the Stock on the Purchase Date, or if no Shares were traded on that day, on the last day prior thereto on which Shares were traded.

7. Limitations Of Number Of Shares Which May Be Purchased. The following limitations shall apply with respect to the number of Shares for which each Eligible Employee may purchase under the Plan:

         (1) No Eligible Employee may purchase Shares under the Plan if such Eligible Employee immediately after such Shares are purchased, owns stock or holds options to purchase stock possessing in the aggregate five percent (5%) or more of the total combined voting power or value of the capital stock of the Company or of any Subsidiary; and

         (2) No Eligible Employee may purchase Shares under the Plan (i) in increments of less than ten (10) shares or (ii) which exceeds in any one calendar year $25,000 of the fair market value of such Stock (determined on the Purchase Date).

8. Delivery. As promptly as practicable after payment of the Purchase Price the Company will deliver to each participant, a stock certificate representing the Shares so purchased. Such Shares will be registered in the name of the applicable Eligible Employee.

9. Designation of Beneficiary. A participant may file a written designation of a beneficiary who is to receive any Shares to the participant's credit under the Plan in the event of such participant's death prior to delivery to him of such Shares. Such designation of beneficiary may be changed by the participant at any time by written notice. Upon the death of a participant and upon receipt by the Company of proof of the identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Shares to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such Shares to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company) the Company shall deliver such Shares to the applicable court having jurisdiction over the administration of such estate. No designated beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in the Shares credited to the participant under the Plan.

10. Rights As Stockholder. An Eligible Employee who has earned Builder Buck$ shall have no rights as a stockholder of the Company until such time as Shares are actually purchased by the Eligible Employee in accordance with the terms of the Plan.

11. Governmental Approvals or Consents. The Plan and any offerings and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. The Board of Directors of the Company may make such changes in the Plan and include such terms in any offering under the Plan as may be necessary or desirable, in the opinion of counsel, so that the Plan will comply with the rules and regulations of any governmental authority.

12. Amendment or Termination. The Board of Directors of the Company may at any time terminate or amend the Plan. No such termination shall affect Shares previously purchased.

13. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the General Counsel of the Company or when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.